CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Gallery Trust of our report dated December 29, 2025, relating to the financial statements and financial highlights of Mondrian International Value Equity Fund, Mondrian Emerging Markets Value Equity Fund, Mondrian Global Listed Infrastructure Fund and Mondrian Global Equity Value Fund, which appears in Gallery Trust’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 26, 2026